Roadrunner Transportation Systems Reports Third Quarter Operating Results • Revenue growth in both the third quarter and the first nine months of 2018 • Positive third quarter operating trends in all segments vs. prior year quarter • Truckload & Express Services segment achieved revenue growth and Adjusted EBITDA improvement due to continued strong results in air and ground expedited business and higher profits from structural improvements in temperature controlled partially off-set by weak performance in dry van • Improvement in Less-Than-Truckload segment as losses narrowed vs. the prior year quarter, with expected lower revenue and positive operating metrics due to improved freight and lane mix and lower operating costs • Continued strong top- and bottom-line comparable growth in Ascent Global Logistics segment driven by growth in both domestic freight management and retail consolidation volumes, rates and yields Downers Grove, IL (BUSINESS WIRE) - November 7, 2018 -- Roadrunner Transportation Systems, Inc. (“Roadrunner” or the “company”) (NYSE: RRTS), a leading asset-right transportation and asset-light logistics service provider, today announced results for the third quarter ended September 30, 2018 and the filing of its Quarterly Report on Form 10-Q. Third Quarter Financial Results • Revenues for the third quarter ended September 30, 2018 were $536.6 million. Revenues for the quarter ended September 30, 2017 were $521.4 million and included $19.3 million of revenues from Unitrans, which was successfully divested in September 2017. Excluding Unitrans from the prior year, comparable third quarter revenue increased by 6.9% in 2018. • Operating loss in the third quarter of 2018 was $10.8 million, which included corporate restructuring and restatement costs of $4.7 million. Operating income in the third quarter of 2017 was $11.3 million, which included: o A gain on the sale of Unitrans of $35.4 million o Corporate restructuring and restatement costs of $6.8 million o Non-cash impairment charges of $4.4 million related to the revaluation of the Ascent segment goodwill after the sale of Unitrans o Unitrans operating income of $1.3 million • Net loss increased to $41.6 million in the third quarter of 2018 compared to $10.1 million in the third quarter of 2017. The increase was due primarily to the items affecting operating income (loss) discussed above and higher interest costs related to the company’s outstanding preferred stock, partially offset by the absence of a loss from debt extinguishment of $6.0 million that occurred in the third quarter of 2017 and an income tax benefit. • Diluted loss per share available to common stockholders was $1.08 for the third quarter of 2018, compared to diluted loss per share of $0.26 for the third quarter of 2017. 1

- Adjusted EBITDA, excluding the impact of Unitrans, was $4.5 million for the third quarter of 2018 compared to a loss of $4.6 million for the third quarter of 2017. The improvement was due to higher Adjusted EBITDA at all segments and lower corporate costs of $2.3 million in 2018, primarily due to lower insurance claims reserves. Adjusted EBITDA for the quarters ended September 30, 2018 and 2017 was calculated as follows:

(In thousands)	Three Months Ended September 30, 2018				
	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$ (921)	$ (5,072)	$ 7,319	$ (42,887)	$ (41,561)
Plus: Total interest expense	134	32	26	35,606	35,798
Plus: (Benefit from) provision for income taxes	—	—	129	(5,187)	(5,058)
Plus: Depreciation and amortization	6,456	876	1,183	1,099	9,614
Plus: Long-term incentive compensation expenses	—	—	—	951	951
Plus: Corporate restructuring and restatement costs	—	—	—	4,713	4,713
Adjusted EBITDA	$ 5,669	$ (4,164)	$ 8,657	$ (5,705)	$ 4,457

(In thousands)	Three Months Ended September 30, 2017						
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans	Total w/o Unitrans
Net (loss) income	$ (1,720)	$ (8,206)	$ 1,496	$ (1,623)	$ (10,053)	$ 1,339	$ (11,392)
Plus: Total interest expense	(15)	37	35	10,445	10,502	—	10,502
Plus: Provision for income taxes	—	—	—	4,788	4,788	—	4,788
Plus: Depreciation and amortization	6,484	924	1,471	440	9,319	230	9,089
Plus: Impairment charges	—	—	4,402	—	4,402	—	4,402
Plus: Long-term incentive compensation expenses	—	—	—	541	541	—	541
Plus: Gain on sale of Unitrans	—	—	—	(35,440)	(35,440)	—	(35,440)
Plus: Loss on debt extinguishments	—	—	—	6,049	6,049	—	6,049
Plus: Corporate restructuring and restatement costs	—	—	—	6,841	6,841	—	6,841
Adjusted EBITDA	$ 4,749	$ (7,245)	$ 7,404	$ (7,959)	$ (3,051)	$ 1,569	$ (4,620)

Note: Adjusted EBITDA for the Ascent segment in the third quarter of 2017, excluding Unitrans, was $5.8 million.

(In thousands)	Three Months Ended September 30, 2018				
	TES	LTL	Ascent	Corporate/ Eliminations	Total
Adjusted EBITDA Q3 2018	$ 5,669	$ (4,164)	$ 8,657	$ (5,705)	$ 4,457
Adjusted EBITDA Q3 2017	4,749	(7,245)	5,835	(7,959)	(4,620)
Adjusted EBITDA Improvement	$ 920	$ 3,081	$ 2,822	$ 2,254	$ 9,077

Note: Adjusted EBITDA for the Ascent segment in the third quarter of 2017 excludes Unitrans.

For more information about Adjusted EBITDA, see "Non-GAAP Financial Measures" below and the company's SEC filings.

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Third Quarter Segment Results The company’s three reporting segments are: Truckload & Express Services (TES), Less-Than- Truckload (LTL) and Ascent Global Logistics (Ascent). Segment results for the third quarter ended September 30, 2018 compared to the same period in 2017 are highlighted below: • TES revenues of $280.3 million in the third quarter of 2018 increased 7.6% from $260.5 million in 2017 due primarily to increased air and ground and expedited freight and related brokerage, coupled with a strong demand environment which drove higher rates compared to the prior year third quarter across most of the segment. Purchased transportation costs and yield were negatively impacted by capacity reductions in intermodal services and over-the-road operations, including dry van and temperature controlled. TES experienced an operating loss of $0.8 million in the third quarter of 2018 compared to an operating loss of $1.7 million in the third quarter of 2017. Adjusted EBITDA increased 19.4% to $5.7 million in the third quarter of 2018 from $4.7 million in the prior year. The increase in Adjusted EBITDA was the result of higher revenue, partially offset by increased purchased transportation, equipment lease, maintenance and IT costs. • LTL revenues of $113.9 million in the third quarter of 2018 decreased 3.1% from $117.6 million in the third quarter of 2017 due to a decrease in shipping volumes, which was partially offset by higher fuel surcharges and rates. LTL operating loss was $5.0 million in the third quarter of 2018, compared to $8.2 million in the third quarter of 2017. Adjusted EBITDA loss in the third quarter of 2018 of $4.2 million improved by $3.0 million, or 42.5%, when compared to the prior year third quarter Adjusted EBITDA loss of $7.2 million. The improvement in Adjusted EBITDA from the prior year was primarily the result of the continued focus on key lanes and the reduction in selected service areas in order to eliminate unprofitable freight. Lower operating expenses also benefited 2018 results primarily due to reductions in bad debt, cargo claims and equipment lease costs. • Ascent revenues of $145.6 million in the third quarter of 2018 increased slightly from $145.3 million in the third quarter of 2017. Unitrans generated $19.3 million of revenue in the third quarter of 2017. Excluding Unitrans, Ascent revenue increased by 15.6% in 2018 due to higher revenue from domestic freight management (truckload and LTL brokerage), retail consolidation (growth from existing and new customers) and international freight forwarding. Operating income increased to $7.5 million in the third quarter of 2018 from $1.5 million in the third quarter of 2017, which included $1.3 million of operating income from Unitrans. Adjusted EBITDA, excluding Unitrans in 2017, increased 48.4% to $8.7 million in the third quarter of 2018 from $5.8 million in the prior year. The increase in Adjusted EBITDA was the result of improved performance driven by growth in retail consolidation and domestic freight management, partially offset by declines in international freight forwarding and increases in other operating expenses, including IT costs. First Nine Months Financial Results • Revenues for the first nine months of 2018 were $1,664.6 million. Revenues for the first nine months of 2017 were $1,530.9 million, which included $67.6 million of revenue from Unitrans. As previously mentioned, Unitrans was successfully divested in September 2017. Excluding Unitrans, comparable revenue increased by 13.8% in 2018. • Operating loss in the first nine months of 2018 was $35.6 million, which included operations and corporate restructuring and restatement costs of $20.2 million. The operating loss for the first nine months of 2017 was $14.1 million which included: 3

- A gain on the sale of Unitrans of $35.4 million
  - Corporate restructuring and restatement costs of $23.6 million
  - Non-cash impairment charges of $4.4 million related to the revaluation of the Ascent segment goodwill after the sale of Unitrans
  - Unitrans operating income of $5.8 million
- Net loss increased to $107.2 million for the first nine months of 2018, compared to $67.9 million in the first nine months of 2017, due primarily to the items affecting operating loss discussed above and higher interest costs related to the company's outstanding preferred stock, partially offset by the absence of a loss from debt extinguishment of $15.9 million that occurred in the first nine months of 2017.
- Diluted loss per share available to common stockholders was $2.78 for the first nine months of 2018, compared to diluted loss per share of $1.77 for the first nine months of 2017.
- Adjusted EBITDA, excluding the impact of Unitrans, was $14.3 million for the first nine months of 2018 compared to $1.5 million for the first nine months of 2017. Adjusted EBITDA for the first nine months of 2018 and 2017 was calculated as follows:

(In thousands)	Nine Months Ended September 30, 2018				
	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$ 2,710	$ (17,555)	$ 21,281	$ (113,595)	$ (107,159)
Plus: Total interest expense	153	88	85	79,247	79,573
Plus: (Benefit from) provision for income taxes	—	—	129	(8,169)	(8,040)
Plus: Depreciation and amortization	18,993	2,689	3,539	2,582	27,803
Plus: Long-term incentive compensation expenses	—	—	—	1,954	1,954
Plus: Operations restructuring costs	4,655	—	—	—	4,655
Plus: Corporate restructuring and restatement costs	—	—	—	15,537	15,537
Adjusted EBITDA	$ 26,511	$ (14,778)	$ 25,034	$ (22,444)	$ 14,323

(In thousands)	Nine Months Ended September 30, 2017						
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans	Total w/o Unitrans
Net (loss) income	$ 51	$ (14,317)	$ 16,273	$ (69,866)	$ (67,859)	$ 5,792	$ (73,651)
Plus: Total interest expense	(51)	163	110	45,160	45,382	—	45,382
Plus: Benefit from income taxes	—	—	—	(7,516)	(7,516)	—	(7,516)
Plus: Depreciation and amortization	18,957	2,838	4,758	1,281	27,834	819	27,015
Plus: Impairment charges	—	—	4,402	—	4,402	—	4,402
Plus: Long-term incentive compensation expenses	—	—	—	1,810	1,810	—	1,810
Plus: Gain on sale of Unitrans	—	—	—	(35,440)	(35,440)	—	(35,440)
Plus: Loss on debt extinguishments	—	—	—	15,876	15,876	—	15,876
Plus: Corporate restructuring and restatement costs	—	—	—	23,591	23,591	—	23,591
Adjusted EBITDA	$ 18,957	$ (11,316)	$ 25,543	$ (25,104)	$ 8,080	$ 6,611	$ 1,469

Note: Adjusted EBITDA for the Ascent segment for the nine months ended September 30, 2017, excluding Unitrans, was $18.9 million.

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(In thousands)	Nine Months Ended September 30, 2018				
	TES	LTL	Ascent	Corporate/ Eliminations	Total
Adjusted EBITDA YTD 2018	$ 26,511	$ (14,778)	$ 25,034	$ (22,444)	$ 14,323
Adjusted EBITDA YTD 2017	18,957	(11,316)	18,932	(25,104)	1,469
Adjusted EBITDA Improvement/(Decline)	$ 7,554	$ (3,462)	$ 6,102	$ 2,660	$ 12,854

Note: Adjusted EBITDA for the Ascent segment for the first nine months of 2017 excludes Unitrans.

First Nine Months Segment Results

Segment results for the first nine months of 2018 compared to the same period in 2017 are highlighted below:

- TES revenues of $906.4 million in the first nine months of 2018 increased 20.7% from $750.8 million in the first nine months of 2017. The increase was due primarily to increased air and ground expedited freight and related brokerage coupled with a strong demand environment which drove higher rates across most of the segment. Purchased transportation costs and yield were negatively impacted by capacity reductions in intermodal services and over-the-road operations, including dry van and temperature controlled. TES operating income was $2.9 million in the first nine months of 2018, which included operations restructuring costs of $4.7 million related to fleet and facilities right-sizing and severance costs to complete the integration of temperature controlled. Adjusted EBITDA increased 39.8% to $26.5 million in the first nine months of 2018 from $19.0 million in the prior year. The increase in Adjusted EBITDA was the result of higher revenue, partially offset by increased purchased transportation, equipment lease, maintenance and IT costs.
- LTL revenues of $344.2 million in the first nine months of 2018 decreased 1.2% from $348.4 million in the first nine months of 2017 due to a decrease in shipping volumes, partially offset by higher fuel surcharges and rates. LTL operating loss was $17.5 million in the first nine months of 2018, compared to $14.2 million in the first nine months of 2017. Adjusted EBITDA loss in the first nine months of 2018 of $14.8 million increased compared to the Adjusted EBITDA loss in the first nine months of 2017 of $11.3 million. The decline in Adjusted EBITDA was the result of lower shipping volumes and higher linehaul rates. While purchased transportation costs were lower due to lower shipping volumes, linehaul costs as a percentage of revenue were negatively impacted by market conditions resulting in rate increases from purchase power providers and higher spot prices paid to brokers.
- Ascent revenues of $425.2 million in the first nine months of 2018 decreased from $438.9 million in the first nine months of 2017 due to the divestiture of Unitrans, which generated $67.6 million of revenue in the first nine months of 2017. Excluding Unitrans, Ascent revenue increased by 14.5% in the first nine months of 2018 due to higher revenue from retail consolidation (growth from existing and new customers) and domestic freight management (truckload and LTL brokerage). Ascent operating income increased to $21.5 million in the first nine months of 2018 from $16.4 million in the first nine months of 2017, which included $5.8 million of operating income from Unitrans. Adjusted EBITDA, excluding Unitrans, increased 32.2% to $25.0 million in the first nine months of 2018 from $18.9 million in the prior year. The increase in Adjusted EBITDA was the result of improved results driven by growth in retail consolidation and domestic freight management, partially offset by decreases in international freight forwarding and increases in other operating expenses, including IT costs.

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Liquidity and Equipment Purchase Update The company currently has over $40 million of available funds for working capital and operating purposes from its existing borrowing capacity under its ABL facility and standby commitment from its preferred stock investor. The company is in compliance with its ABL and preferred stock investment agreements. In addition, the company increased its investment in fleet equipment adding approximately $14 million during the third quarter of 2018 out of a total of approximately $29 million added during the first nine months of 2018. Most of the fleet equipment additions in 2018 were financed under capital leases provided by captives of OEM tractor manufacturers and other lenders. The company has received additional financing commitments which provide the opportunity to replace aging tractors and trailers and add capacity to its current fleet over the next 12 months. Discussion and Outlook “Overall we are encouraged by our progress in the third quarter. Our air and ground expedited freight and Ascent Global Logistics businesses continue to perform, driving both top- and bottom-line growth. We continue to invest in these businesses to position them for future growth. In the third quarter, we saw bottom line improvement in our restructured temperature controlled fleet and expect further improvements in future periods. We are disappointed in the short-term performance of our dry van truckload fleets and are aggressively taking actions to improve these results. Lastly, we continue to make steady progress and improvements in our LTL segment where we narrowed our operating losses in the third quarter versus the prior year quarter and continued to see operational benefits from eliminating selected service areas, improving our freight and lane mix and lowering our operating costs,” said Curt Stoelting, Chief Executive Officer of Roadrunner. Stoelting continued, “We remain confident that we will achieve our longer-term business goals including our plans to deliver higher levels of profitability and sustainable returns on invested capital. The company expects to retain and enhance its annual revenue base of approximately $2.2 billion and improve its Adjusted EBITDA from between $20 to $25 million in 2018 to over $100 million by the end of 2020. This represents a 2020 target for Adjusted EBITDA margin similar to the company’s 2015 revenue and Adjusted EBITDA of $2.0 billion and $93.6 million, respectively. We continue to believe that the structural changes currently being implemented will over time result in profitability that is more resilient and better positions Roadrunner for success throughout natural industry cycles.” Stoelting concluded, “We continue to pursue the simplification and improvement of our capital structure to support our long-term business plans and to increase the speed and likelihood of a full operational recovery.” Conference Call and Webcast Roadrunner management will host a conference call to discuss the company’s results for the 2018 third quarter and year-to-date on Wednesday, November 7, 2018 at 10:00 a.m. Eastern Time. To access the conference call, please dial 866-763-0340 (U.S.) or 703-871-3799 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 8953029. Presentation materials and a live webcast of the call can be accessed on the “events and presentations” page in the 6

Investor Relations section of Roadrunner's website, www.rrts.com. The conference call may include forward-looking statements. If you are unable to listen to the live call, a replay will be available through Wednesday, November 14, 2018 and can be accessed by dialing 855-859-2056 (U.S.) or 404-537-3406 (International). Callers will be prompted for passcode 8953029. An archived version of the webcast will also be available for a period of time under the Investor Relations section of Roadrunner's website, www.rrts.com. About Roadrunner Transportation Systems, Inc. Roadrunner Transportation Systems is a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner®, Active On-Demand® and Ascent Global Logistics® brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management, retail consolidation, international freight forwarding and customs brokerage. For more information, please visit Roadrunner’s websites, www.rrts.com and www.ascentgl.com. Safe Harbor Statement This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which relate to future events or performance. Forward-looking statements include, among others, statements regarding the opportunity for Roadrunner to replace aging tractors and trailers and add capacity to its fleet over the next 12 months; Roadrunner’s expectation that the structural changes in scheduled dry van and intermodal services will improve; Roadrunner’s ability to grow the expedited freight and the Ascent Global Logistics business; Roadrunner’s confidence that it will achieve its longer- term business goals including its plans to deliver higher levels of profitability and sustainable returns on invested capital; Roadrunner’s expectation for revenue and Adjusted EBITDA for 2018 and by the end of 2020; Roadrunner’s target Adjusted EBITDA margin for 2020; Roadrunner’s belief that the structural changes being implemented will over time result in profitability that is more resilient and better position Roadrunner for success throughout natural industry cycles; and Roadrunner’s continued pursuit of the simplification and improvement of its capital structure to support its long-term business plans and to increase the speed and likelihood of a full operational recovery. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements are based on Roadrunner’s current assumptions, expectations and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties and changes in circumstances that may cause Roadrunner’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. Such factors include, among others, risks related to the restatement of Roadrunner’s previously issued financial statements, the remediation of Roadrunner’s identified material weaknesses in its internal control over financial reporting, the litigation resulting from the restatement of Roadrunner’s previously issued financial statements and the other risk factors contained in Roadrunner’s SEC filings, including Roadrunner’s Annual Report on Form 10-K for the year ended December 31, 2017. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results 7 or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, Roadrunner assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof. Non-GAAP Financial Measures EBITDA represents earnings before interest, taxes, depreciation and amortization. Roadrunner calculates Adjusted EBITDA as EBITDA excluding impairment and other non-cash gains and losses, other long- term incentive compensation expenses, losses from debt extinguishments, operations restructuring costs, and corporate restructuring and restatement costs associated with legal matters (including the company’s internal investigation, SEC compliance and debt restructuring costs). Roadrunner uses Adjusted EBITDA as a supplemental measure in evaluating its operating performance and when determining executive incentive compensation. Roadrunner believes Adjusted EBITDA is useful to investors in evaluating its performance compared to other companies in its industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although Roadrunner’s management uses Adjusted EBITDA as a financial measure to assess the performance of its business compared to that of others in Roadrunner’s industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Roadrunner’s results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect Roadrunner’s cash expenditures, future requirements for capital expenditures or contractual commitments; • Adjusted EBITDA does not reflect changes in, or cash requirements for, Roadrunner’s working capital needs; • Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Roadrunner’s debt or dividend payments on Roadrunner’s preferred stock; • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and • Other companies in Roadrunner’s industry may calculate Adjusted EBITDA differently than Roadrunner does, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to Roadrunner to invest in the growth of the company’s business. Roadrunner compensates for these limitations by relying primarily on Roadrunner’s results of operations under GAAP. ### Contact: Reputation Partners Marilyn Vollrath 414-376-8834 ir@rrts.com 8

ROADRUNNER TRANSPORTATION SYSTEMS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value) September 30, December 31, 2018 2017 ASSETS Current assets: Cash and cash equivalents $ 10,019 $ 25,702 Accounts receivable, net of allowances of $9,745 and $10,891, respectively 285,393 321,629 Income tax receivable 11,192 14,749 Prepaid expenses and other current assets 50,661 36,306 Total current assets 357,265 398,386 Property and equipment, net of accumulated depreciation of $122,383 and $107,037, respectively 175,322 159,547 Other assets: Goodwill 264,826 264,826 Intangible assets, net 44,276 49,648 Other noncurrent assets 5,607 3,636 Total other assets 314,709 318,110 Total assets $ 847,296 $ 876,043 LIABILITIES AND STOCKHOLDERS’ INVESTMENT Current liabilities: Current maturities of debt $ 10,088 $ 9,950 Accounts payable 161,329 171,905 Accrued expenses and other current liabilities 120,207 105,409 Total current liabilities 291,624 287,264 Deferred tax liabilities 5,536 14,282 Other long-term liabilities 26,243 10,873 Long-term debt, net of current maturities 149,241 189,460 Preferred stock 368,767 263,317 Total liabilities 841,411 765,196 Commitments and contingencies Stockholders’ investment: Common stock $.01 par value; 105,000 shares authorized; 38,514 and 38,423 shares issued and outstanding 385 384 Additional paid-in capital 404,476 403,166 Retained deficit (398,976) (292,703) Total stockholders’ investment 5,885 110,847 Total liabilities and stockholders’ investment $ 847,296 $ 876,043 9

ROADRUNNER TRANSPORTATION SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share amounts) Three Months Ended Nine Months Ended September 30, September 30, 2018 2017 2018 2017 Revenues $ 536,584 $ 521,433 $ 1,664,594 $ 1,530,932 Operating expenses: Purchased transportation costs 365,678 358,480 1,146,713 1,033,197 Personnel and related benefits 78,118 73,263 229,843 223,345 Other operating expenses 93,995 100,123 291,206 291,711 Depreciation and amortization 9,614 9,319 27,803 27,834 Operations restructuring costs — — 4,655 — Gain from sale of Unitrans — (35,440) — (35,440) Impairment charges — 4,402 — 4,402 Total operating expenses 547,405 510,147 1,700,220 1,545,049 Operating (loss) income (10,821) 11,286 (35,626) (14,117) Interest expense: Interest expense - preferred stock 32,847 8,683 71,571 33,723 Interest expense - debt 2,951 1,819 8,002 11,659 Total interest expense 35,798 10,502 79,573 45,382 Loss from debt extinguishment — 6,049 — 15,876 Loss before income taxes (46,619) (5,265) (115,199) (75,375) (Benefit from) provision for income taxes (5,058) 4,788 (8,040) (7,516) Net loss $ (41,561) $ (10,053) $ (107,159) $ (67,859) Loss per share: Basic $ (1.08) $ (0.26) $ (2.78) $ (1.77) Diluted $ (1.08) $ (0.26) $ (2.78) $ (1.77) Weighted average common stock outstanding: Basic 38,512 38,420 38,490 38,399 Diluted 38,512 38,420 38,490 38,399 10

ROADRUNNER TRANSPORTATION SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands) Nine Months Ended September 30, 2018 2017 Cash flows from operating activities: Net loss $ (107,159) $ (67,859) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Depreciation and amortization 28,358 28,780 Change in fair value of preferred stock 70,451 10,716 Amortization of preferred stock issuance costs 1,120 16,112 Loss on disposal of property and equipment 1,853 1,066 Gain on sale of Unitrans — (35,440) Share-based compensation 1,392 1,647 Loss from debt extinguishment — 15,876 Provision for bad debts 2,275 2,847 Deferred tax benefit (9,041) (10,193) Impairment charges — 4,402 Changes in: Accounts receivable 34,556 (32,701) Income tax receivable 3,557 3,599 Prepaid expenses and other assets (15,636) (768) Accounts payable (12,453) (5,384) Accrued expenses and other liabilities 10,274 17,329 Net cash provided by (used in) operating activities 9,547 (49,971) Cash flows from investing activities: Proceeds from sale of business — 88,512 Capital expenditures (16,922) (11,212) Proceeds from sale of property and equipment 1,316 2,689 Net cash (used in) provided by investing activities (15,606) 79,989 Cash flows from financing activities: Borrowings under revolving credit facilities 60,746 236,905 Payments under revolving credit facilities (85,655) (268,568) Term debt payments (16,285) (278,819) Term debt borrowings 557 56,780 Debt issuance costs and discount — (4,672) Cash collateralization of letters of credit — (1,211) Payments of debt extinguishment costs — (10,960) Preferred stock issuance costs (1,120) (16,112) Proceeds from issuance of preferred stock and warrants 34,999 540,500 Preferred stock payments — (293,000) Issuance of restricted stock units, net of taxes paid (81) (230) Payment of capital lease obligation (2,785) (3,078) Net cash used in financing activities (9,624) (42,465) Net decrease in cash and cash equivalents (15,683) (12,447) Cash and cash equivalents: Beginning of period 25,702 29,513 End of period $ 10,019 $ 17,066 Supplemental cash flow information: Cash paid for interest $ 7,436 $ 24,625 Cash refunds from income taxes, net $ (1,329) $ (2,215) Non-cash capital leases and other obligations to acquire assets $ 23,233 $ — Capital expenditures, not yet paid $ 1,877 $ — 11